                                                                  Exhibit (a)(5)


                           Offer to Purchase for Cash

                       22,250,327 Shares of Common Stock

                                       of

                                 MedQuist Inc.

                                       at

                              $51.00 Net Per Share

                                       by

                      Koninklijke Philips Electronics N.V.


  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
        TIME, ON WEDNESDAY, JUNE 28, 2000 UNLESS THE OFFER IS EXTENDED.

                                                                    June 1, 2000

To Brokers, Dealers, Commercial Banks, Trust Companies And Other Nominees:

   We have been appointed by Koninklijke Philips Electronics N.V., a company incorporated under the laws of the Netherlands ("Purchaser"), to act as Dealer Manager in connection with Purchaser's offer to purchase 22,250,327 shares of common stock, no par value (the "Shares"), of MedQuist Inc., a New Jersey corporation ("MedQuist"), at $51.00 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase dated June 1, 2000, and in the related Letter of Transmittal (which, as they may be amended or supplemented from time to time, together constitute the "Offer") copies of which are enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

   Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

     1. The Offer to Purchase, dated June 1, 2000.

     2. The Letter of Transmittal to tender Shares for your use and for the information of your clients. Facsimile copies of the Letter of Transmittal may be used to tender Shares.

     3. A letter to shareholders of MedQuist from David A. Cohen, Chairman and Chief Executive Officer, together with a Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by MedQuist and mailed to shareholders of MedQuist.

     4. The Notice of Guaranteed Delivery for Shares to be used to accept the Offer if the procedures for tendering Shares set forth in the Offer to Purchase cannot be completed prior to the Expiration Date (as defined in the Offer to Purchase).

     5. A printed form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer.

     6. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9.

     7. A return envelope addressed to the Depositary.

   WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, JUNE 28, 2000, UNLESS THE OFFER IS EXTENDED.

   Please note the following:

     1. The tender price is $51.00 per Share, net to the seller in cash, without interest thereon, as set forth in the Introduction to the Offer to Purchase.

     2. The Offer is conditioned upon, among other things, (i) there being validly tendered and not properly withdrawn prior to the Expiration Date (as defined in the Offer to Purchase) at least 22,250,327 Shares, (ii) the termination or expiration of the waiting period under the HSR Act (as defined in the Offer to Purchase) and (iii) certain other conditions. See the Introduction and Sections 1--"Terms of the Offer" and 13--"Certain Conditions of the Offer" of the Offer to Purchase.

     3. The Offer is being made for 22,250,327 Shares.

     4. Tendering holders of Shares ("Holders") whose Shares are registered in their own name and who tender directly to the American Stock Transfer & Trust Company, as depositary (the "Depositary"), will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by the Purchaser pursuant to the Offer. However, federal income tax backup withholding at a rate of 31% may be required, unless an exemption is available or unless the required tax identification information is provided. See Instruction 9 of the Letter of Transmittal.

     5. The Offer and the withdrawal rights will expire at 12:00 midnight, New York City time, on Wednesday, June 28, 2000, unless the Offer is extended.

     6. At a meeting held on May 21, 2000, the board of directors of MedQuist unanimously determined that the terms of the Offer are fair to, and in the best interests of, the shareholders of MedQuist, and approved the Tender Offer Agreement and the other agreements described in the Offer to Purchase. The board of directors recommends that MedQuist's shareholders accept the Offer and tender their Shares in the Offer.

     7. Notwithstanding any other provision of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates evidencing such Shares (the "Certificates") or, if such Shares are held in book-entry form, timely confirmation of a Book-Entry Transfer (a "Book-Entry Confirmation") of such Shares into the account of the Depositary, at The Depository Trust Company,
  (ii) a properly completed and duly executed Letter of Transmittal or a copy thereof with any required signature guarantees (or, in the case of a Book-Entry Transfer, an Agent's Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal) and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering Holders may be paid at different times depending upon when Certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will interest be paid on the purchase price of the Shares to be paid by the Purchaser, regardless of any extension of the Offer or any delay in making such payment.

   In order to take advantage of the Offer, Certificates, as well as a Letter of Transmittal (or copy thereof), properly completed and duly executed with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal), and all other documents required by the Letter of Transmittal must be received by the Depositary, all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

   Any Holder who desires to tender Shares and whose Certificate(s) evidencing such Shares are not immediately available, or who cannot comply with the procedures for Book-Entry Transfer described in the Offer to Purchase on a timely basis, may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3--"Procedures for Tendering Shares" of the Offer to Purchase.

   The Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer (other than the Dealer Manager, the Depositary and the Information Agent as described in the Offer to Purchase). The Purchaser will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. The Purchaser will pay or cause to be paid any transfer taxes with respect to the transfer and sale of purchased Shares to it or its order pursuant to the Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

   Any inquiries you may have with respect to the Offer should be addressed to Goldman, Sachs & Co., the Dealer Manager for the Offer, at 85 Broad Street, New York, New York 10004, telephone numbers (212) 902-1000 (call collect) or (800) 323-5678 (call toll free), or to Morrow & Co., Inc., the Information Agent for the Offer, at (800) 566-9061.

   Requests for copies of the enclosed materials may also be directed to the Dealer Manager or to the Information Agent at the above addresses and telephone numbers.

                                          Very truly yours,

                                          Goldman, Sachs & Co.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF THE PURCHASER, MEDQUIST, THE DEALER MANAGER, THE DEPOSITARY, THE INFORMATION AGENT OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENT OR USE ANY DOCUMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.